Exhibit 1.01

MICROSOFT CORPORATION

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2015

I.	INTRODUCTION

This Conflict Minerals Report (“CMR”) for MICROSOFT CORPORATION is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1 to December 31, 2015 (“2015 reporting year”). The report covers activities of all Microsoft majority-owned subsidiaries and variable interest entities that are subject to the Rule (“Microsoft”). The Rule imposes certain due diligence and reporting obligations on US Securities and Exchange Commission (“SEC”) registrants whose manufactured products (including products contracted to be made for each registrant) contain “conflict minerals” necessary to the functionality or production of those products. The Rule defines “conflict minerals” to include cassiterite, columbite-tantalite, gold, wolframite and their derivatives limited to tin, tantalum, tungsten, and gold (collectively referred to as “3TGs”).

Microsoft develops and markets software, services, and hardware devices that deliver new opportunities, greater convenience, and enhanced value to people’s lives. Microsoft is committed to the responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environmental protection, and business ethics. Our commitment and strategy are outlined in the Microsoft Responsible Sourcing of Raw Materials policy. Under our policy, Microsoft takes a holistic approach to responsible sourcing while working toward the use of conflict-free minerals in our hardware devices (“devices”). One of our objectives is to ensure that we do not harm communities through an inadvertent de facto embargo of minerals from the Democratic Republic of the Congo (“DRC”) or an adjoining country (defined as a country that shares an internationally recognized border with the DRC) - both considered a “Covered Country” for purposes of the Rule.

This year’s report documents our efforts for the 2015 reporting year, which demonstrate meaningful progress. The number of Conflict-Free Smelter Program1 (“CFSP”)-compliant smelters or refiners (the “SORs”) in our supply chain increased from 148 to 213 due to targeted supplier outreach and maturation of the CFSP - of which Microsoft is a founding partner and strong supporter. Based on Microsoft’s data analysis, we also concluded that 100 percent of tantalum smelters identified in Microsoft’s supply chain were CFSP compliant.

Since the 2014 reporting year (January 1 to December 31, 2014), we have also taken several notable actions to improve our conflict minerals due diligence, including the following:

•	Completed implementation of recommendations from third party audit firm covering 2014 reporting year external assessment;

1 Please note: this CMR contains references and hyper-text links to non-Microsoft, external websites. These links are provided for informational purposes only. Their inclusion in this CMR does not establish Microsoft’s endorsement of or assumption of liability for content posted on these external websites.

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Implemented process improvements to increase supplier response rate, including extensive sourcing manager involvement, supplier resource support, and tailored outreach to both new suppliers and 2014 unresponsive suppliers;

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Developed and refined internal controls and procedures to improve in-scope supplier determination, data collection and validation, and supply chain due diligence, including early engagement with suppliers upon initial on-boarding through Microsoft’s Social and Environmental Accountability (“SEA”) online Audit Management System; and

•	Enhanced our supplier data collection process such as addition of automated “red flags” to identify quality control issues and Covered Country sourcing risk early in the surveying process.

Microsoft devices contain one or more 3TGs and are within the Rule’s scope. Devices manufactured during the 2015 reporting year included:

•	Surface line of tablet and laptop computers and accessories;

•	Xbox gaming/entertainment consoles and accessories;

•	Personal computing accessories, including mice and keyboards;

•	Mobile devices, including Nokia and Lumia branded mobile phones and devices;

•	Surface Hub computing displays; and

•	Microsoft Band wellness devices.

On the basis of our performance of the required “Reasonable Country of Origin Inquiry” (“RCOI”) (see Section II), we cannot exclude the possibility that some of the 3TGs contained in our devices may have originated in a Covered Country. Therefore, we are submitting this CMR, which describes the conflict minerals due diligence we performed, as an exhibit to our Form SD.

We are submitting this CMR to the SEC under the reporting requirements of the Rule and have published the CMR externally on our corporate website: see Responsible Sourcing. The manufacture of devices during any specified time period may include raw materials sourced before, as well as during, that time period. In particular, some 3TGs used during the 2015 reporting year may have been smelted and refined prior to January 31, 2013 and are exempt under the Rule because they were outside the supply chain prior to the Rule’s initial reporting period. While such 3TGs are excluded from the Rule’s scope, our RCOI and supply chain due diligence conducted for the 2015 reporting year may have included such minerals.

II.	REASONABLE COUNTRY OF ORIGIN INQUIRY

Our RCOI corresponds to the first and second steps of the five-step OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”), as that Guidance (including its Supplements) applies to each of the 3TGs and to Microsoft as a “downstream company.” The OECD Guidance provides a framework for detailed due diligence to support responsible global supply chain management of minerals, including 3TGs, and is currently the only nationally or internationally recognized framework for conflict minerals due diligence.

Microsoft does not contract with raw material providers in preparation for manufacturing our devices and does not source 3TGs directly. We source products from suppliers, which, in turn, source materials, components, and products from their suppliers (“sub-tier suppliers”). Our supply chain is extensive and complex with many layers of suppliers positioned between ourselves and 3TG SORs. Our contracts require all Microsoft supplier partners to identify, by weight, each and every substance contained in the materials, components, and products supplied to us, including 3TGs. We refer collectively in this CMR to our own manufacturing facilities, contracted manufacturing partners, and our strategic component suppliers as “in-scope suppliers.” Due to our extended supply chain, we leverage our in-scope suppliers, which provide us with information concerning the sources and chains of custody of 3TGs necessary to the functionality or production of our devices. We provide more detail on our supply chain due diligence process in Section III. The graphic below demonstrates Microsoft’s span of influence with its suppliers.

A.	Establish Strong Company Management Systems

1.	Company Policies

Microsoft’s Responsible Sourcing of Raw Materials policy describes our commitment and strategy to responsibly source raw materials used in our devices. Microsoft is committed to the sourcing of raw materials in a way that supports human rights, labor, health and safety, environment, and ethics. Consistent with this mission, we address the issues associated with the harvesting, extraction, and transportation of raw materials as a global responsibility applicable to all substances used in our devices - unbounded by specific materials or locations. This policy also states that we implement programs that are region-specific, such as working toward the use of conflict-free minerals in our devices. We expect our suppliers to support our commitment to the responsible sourcing of raw materials.

Microsoft’s policies also include Microsoft’s Global Human Rights Statement; our Supplier Code of Conduct, which defines our expectations concerning ethical business, employment, environmental, and worker safety practices; and our internal Standards of Business Conduct, which outlines expected behaviors for all Microsoft employees. Microsoft uses supplier specifications and internal procedures to establish supplier commitments for the responsible sourcing of raw materials, including 3TGs. We incorporate these requirements into our hardware and packaging contracts.

2.	Internal Management Team

A cross-functional team (“team”) supports Microsoft’s responsible sourcing activities, including compliance activities associated with the Rule. The Corporate Vice President of Microsoft’s Manufacturing and Supply Chain organization is the executive sponsor of the team. Representatives from various Microsoft corporate groups are involved in the development, review and filing of the CMR. Corporate groups represented on the team include Sourcing, Social and Environmental Accountability, Manufacturing, Accounting/Finance, Internal Audit, Windows and Devices Group, Corporate, External and Legal Affairs, Business and Corporate Responsibility, Information Services, and Product Environmental Compliance.

This team meets according to Microsoft’s internal Responsible Sourcing Program Manual and, at a minimum, quarterly to assess the progress of our program and identify steps that are necessary to meet our compliance obligations. The team also trains other internal stakeholders on their roles and responsibilities for implementing and supporting Microsoft’s responsible sourcing program.

3.	System of Supply Chain Controls and Transparency

We require our in-scope suppliers to fully disclose all substances and materials that are present in the devices or components they supply to us by component and weight. These material disclosure requirements explicitly cover 3TGs. Our in-scope suppliers are responsible for communicating these 3TG sourcing requirements and specifications to their sub-tier suppliers. Data obtained from our in-scope suppliers, therefore, includes 3TG information obtained from their sub-tier suppliers.

In addition, we require all in-scope suppliers to submit a Conflict Minerals Reporting Template (“CMRT”) annually. These CMRTs are evaluated for completeness, data integrity, due diligence thoroughness, and sourcing risk. Potential risks may include, but are not limited to, failure to fully complete the CMRT, inconsistencies in the CMRT, and possible sourcing from a Covered Country. If data gaps or risks are identified, Microsoft investigates each issue and engages with those suppliers to address all concerns in conformance to Microsoft policies, procedures and specifications..

In cases where the supplier still poses risk, Microsoft initiates supplier corrective action calibrated to the severity of the identified risk. H02050 - Microsoft Supplier Social and Environmental Accountability Manual and Microsoft internal operating procedures establish controls for documenting supplier engagement, supplier response, and corrective action for any non-conformance findings.

If we confirm that a supplier’s upstream SOR is using raw materials that do not comply with Microsoft’s Responsible Sourcing of Raw Materials policy or the specifications referenced in this CMR, Microsoft initiates actions to address the non-conformance. These actions may include supplier engagement, training, and/or additional audits. Microsoft works with impacted suppliers to find alternate sources for non-compliant minerals. If a supplier does not commit to an alternate source within a reasonable time period, Microsoft places the supplier on restricted status with no new Microsoft business awarded until any non-conformance is resolved. Termination of Microsoft’s business relationship with the supplier may also occur.

Microsoft is a longstanding member of the Global e-Sustainability Initiative (“GeSI”) and the Electronics Industry Citizenship Coalition (“EICC”) - two organizations that initiated the Conflict-Free Sourcing Initiative (“CFSI”). Founded in 2008 by GeSI and EICC members, the CFSI is one of the most utilized and respected resources for addressing supply chain conflict minerals issues. The CFSI, through its CFSP, uses an independent third-party audit to verify SORs that demonstrate that the 3TGs, which they process, do not originate from sources that may be directly or indirectly financing or benefitting armed groups in a Covered Country. Microsoft funded an early adopters program that provided initial audit funds, enabling more SORs to be CFSP audited. Microsoft also provides financial support to the Industrial Technology Research Institute’s Tin Supply Chain Initiative (“iTSCi”) that has established a system of traceability and due diligence in Covered Countries and we support the efforts of organizations, including the Public-Private Alliance for Minerals Trade (“PPA”), that promote responsible mining and raw material sourcing. Microsoft is a sponsor of the Multi-Stakeholder Group, hosted by the Responsible Sourcing Network, which coordinates efforts to promote security and stability in the DRC region by engaging governments to bring an end to the conflict in the DRC.

Microsoft works to positively impact end-to-end mining sustainability, from artisanal mines to larger mining enterprises. Through this work, we aspire to improve conditions directly at the source across a broad scope of issues in partnership with the electronics industry, the mining industry, and other not-for-profit partners. In particular, Microsoft believes that it can improve practices associated with the mining of metal ores at their source through participation in collaborative initiatives related to the upstream mining industry. Microsoft supports and participates in numerous additional partnerships that work to establish responsible mining standards and the responsible sourcing of minerals, including the following:

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Initiative for Responsible Mining Assurance (“IRMA”): established a multi-stakeholder and independently verifiable responsible mining assurance system that improves social and environmental performance;

•	Pact: empowers small and medium sized miners to achieve legal, safe and secure livelihoods; and

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Alliance for Responsible Mining (“ARM”): sets standards for responsible artisanal and small scale mining and supports and creates opportunities for gold miners and provides them incentives to become responsible economic, technological and environmental enterprises.

4.	Supplier Engagement

In light of our corporate size, the complexity of our devices, and the depth, breadth, and constant evolution of our supply chain; we rely on our in-scope suppliers to provide us with information concerning the source and chain of custody of 3TGs contained in the products and components they supply to us. Many of our in-scope suppliers are also subject to the Rule, and they rely on information provided by their upstream suppliers to meet their compliance obligations.

We drive responsible sourcing through our extended supply chain by surveying our in-scope suppliers’ sourcing of raw materials in their upstream supply chains. We also use tools that include supplier and smelter capability building and support broader industry efforts to promote responsible mining and sourcing. Finally, we conduct audits of our contracted suppliers to verify conformance to Microsoft requirements. More information is set forth below.

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Supplier Requirements: We require our in-scope suppliers to meet our material disclosure requirements and related responsible sourcing policies through contractual provisions and product specifications that we communicate, monitor, and track electronically to ensure conformance. These policies and procedures are outlined in Section III. We also train our directly contracted suppliers to meet our requirements through training sessions, educational forums, and direct communications.

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Capability Building and Partnerships: We work closely with our supply chain partners to build the raw material supplier capabilities for achieving our responsible sourcing goals. We invest in industry programs, such as the CFSP, to increase suppliers’ capabilities and provide them with platforms to share best practices with each other.

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Supplier Audits: Microsoft conducts audits of its contracted suppliers to assess their conformance to Microsoft requirements, including supply chain transparency. All new contracted hardware and packaging suppliers undergo an initial capability assessment to verify conformance to Microsoft requirements. Microsoft requires that suppliers have a policy and effective procedures to establish and monitor their responsible sourcing of raw materials. Microsoft selects and retains only those business partners that commit to meeting these requirements. A failure by a supplier or any sub-tier supplier to conform to these requirements may constitute a breach of the supplier’s contractual agreement with Microsoft. During the 2015 reporting year, Microsoft-engaged auditors conducted onsite audits of 129 contracted hardware and packaging suppliers to assess areas of SEA conformance, including whether the suppliers had an established conflict minerals policy, systems in place to implement that policy, and documentation to verify conformance to Microsoft responsible sourcing requirements.

CFSI’s “Practical Guidance for Downstream Companies” document states that “all of the [OECD Guidance’s] red flag triggers are contained in the upstream portion of the supply chain.” Because these conflict mineral supply chain “triggers” are directed to upstream companies, rather than downstream manufacturers, such as Microsoft, we mitigate risks associated with the sourcing of 3TGs by working with our in-scope suppliers to identify 3TG SORs and encourage those facilities to become CFSP compliant or, failing to do so, use an alternate facility that is CFSP compliant. We also participate in industry-wide initiatives, such as the CFSP, that assess SOR compliance with the OECD Guidance as recommended by CFSI guidance documents. We require our in-scope suppliers to actively work with their upstream suppliers to mitigate risks associated with their sourcing of 3TGs.

5.	Grievance Mechanism

Microsoft’s Global Human Rights Statement expresses our commitment to provide an anonymous grievance reporting mechanism for our employees and other stakeholders who may be impacted by our operations. Microsoft’s Business Conduct Hotline provides that mechanism, which allows employees and others to ask compliance questions or report concerns regarding Microsoft’s business operations, including its mineral sourcing policies or those of its suppliers. We investigate and, where appropriate, take remedial action to address reported incidents. We also participate in industry efforts to develop specific grievance mechanisms for conflict minerals-related issues, including PPA’s efforts to establish an in-region hotline.

B.	Identify and Assess Risk in the Supply Chain

We took the following steps to identify and assess supplier conflict mineral sourcing risk in connection with 2015 reporting year data2:

•	Using the Rule and SEC guidance, we generated a list of potential in-scope suppliers to receive Microsoft’s annual CMRT survey.

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We surveyed all potential in-scope suppliers to determine the status of any 3TGs contained in devices manufactured during the 2015 reporting year by utilizing the CFSI-standard CMRT and the services of a third party solution provider. The survey included questions regarding a supplier’s responsible sourcing policies, its practices for engaging with its upstream suppliers, a request to list all SORs from which its 3TGs were sourced, and other detailed questions concerning the origins of 3TGs contained in the supplier’s products as well as its 3TG due diligence policies and procedures.

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The survey followed the OECD Guidance as tailored for Microsoft’s role as a downstream company. We reviewed all supplier CMRT submissions to validate that they were complete and to identify any contradictions or inconsistencies. We worked with our third-party solution provider to secure updated responses from suppliers, as needed.

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We identified 276 active and in-scope suppliers for reporting year 2015. Of the 276 active and in-scope suppliers surveyed, we received responses from 267. This resulted in a 97% response rate - an improvement from the 2014 reporting year rate of 82% and the 2013 reporting year rate of 71% as shown in Figure 1.

2 Microsoft completed its supplier conflict mineral sourcing data analysis for the 2015 reporting year on March 31, 2016.

Figure 1. Response Rate for Active and In-scope Suppliers (2013-2015 Reporting Years)

III. DUE DILIGENCE DESIGN AND PERFORMANCE

On the basis of our RCOI, we determined that 3TGs contained in our devices may have originated in one or more Covered Country. Accordingly, we designed and performed due diligence on the source and chain-of-custody of those 3TGs.

A.	Due Diligence Design

Our 3TG due diligence process conforms to the third and fourth steps of the five-step OECD Guidance. The first and second steps of the five-step OECD Guidance were addressed in Section II.

B.	Due Diligence Performed

1.	Design and Implement a Strategy to Respond to Risks

Microsoft requires its suppliers to take affirmative actions to minimize the possible sourcing of 3TGs from conflict-affected and high-risk areas. This is required through contracts with our suppliers and supplier specifications.

a.	Microsoft Supplier Specifications - H00594 and HO0642

Microsoft’s supplier specification H00594, Restricted Substances for Hardware Products (“H00594”), requires 100 percent identification of all materials, including 3TG, used in all packaging and hardware products and parts supplied to Microsoft on a component-by-component level. Specifically, H00594 requires contracted suppliers to do the following:

•	Post a responsible sourcing policy, conforming to the OECD Guidance, on their website;

•	Exercise due diligence on the source and chain of custody of any 3TG contained in materials, components, or products they supply to Microsoft;

•	Identify, by name, each SOR that has processed or otherwise handled 3TGs contained in those materials, components, or products;

•	Encourage those SORs to participate in the CFSP or an equivalent third-party conflict-free audit scheme, when available;

•	Confirm that 3TGs in their supply chain are sourced from SORs that are compliant with the CFSP or an equivalent independent private sector audit firm, when available; and

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Notify Microsoft immediately if they obtain information or knowledge that the minerals used in the materials, components, or products that they supply to Microsoft may contain 3TGs sourced from a Covered Country.

H00594 requires Microsoft suppliers to impose these same requirements on their sub-tier suppliers and to provide appropriate training and support to help their sub-tier suppliers meet Microsoft responsible sourcing requirements. To facilitate this process, H00642, Restricted Substances Control System for Hardware Products. requires Microsoft suppliers to utilize the common CMRT provided by the CFSI and found at www.conflictfreesourcing.org. Suppliers are responsible for submitting the annual CMRT as well as updating the CMRT upon request or when changes occur.

b.	Responsible Sourcing Program Manual Processes to Implement OECD Guidance

To respond to possible conflict mineral risks that were identified during our due diligence process, Microsoft implemented responsible sourcing practices, to communicate with suppliers that may be sourcing 3TGs under conditions that may be directly or indirectly financing or benefitting armed groups in a Covered Country. Under our Responsible Sourcing of Raw Materials Program, we use the OECD Guidance to review supplier CMRT data and identify potential red flags for the sourcing of 3TGs, including the following:

•	The minerals originated from or were transported via a conflict-affected or high-risk area;

•	The minerals were claimed to originate from a country that has limited known reserves for the mineral in question;

•	The minerals were claimed to originate from a country in which minerals from conflict-affected and high-risk areas are known to transit;

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The company’s suppliers or other known upstream companies have shareholder or other interests in companies that supply minerals or operate in one of the red flag locations of mineral origin and transit; and

•	The company’s suppliers’ or other known upstream companies were known to have sourced minerals from a red flag location of mineral origin and transit in the last 12 months.

Microsoft’s program includes an escalation process that may require an in-scope supplier to find an alternative to a non-CFSP compliant source of 3TGs for use in materials, components, or products supplied to Microsoft or risk termination as a Microsoft supplier. To date, we have not encountered a responsible sourcing issue with a supplier that has warranted contract termination.

Also, as required by Microsoft’s internal Responsible Sourcing Program Manual, our team assessed the progress of our conflict minerals program and identified steps necessary to meet our compliance obligations. The team also provided monthly program status updates, including metrics and audit results, to Microsoft’s Corporate Vice President of Manufacturing and Supply Chain organization. We utilized supplier survey updates, supplier communications, supplier social and environmental accountability audits, and new supplier briefings to prevent the introduction of any new 3TG sourcing risk to our supply chain. We also leveraged meetings with executives to report findings and receive program guidance.

c.	Industry and NGO Partner Engagement

Microsoft participated in, or has been a member of, several industry-wide responsible mining and smelting initiatives, including CFSI, PPA, ITRI’s iTSCi program, IRMA, Pact, and ARM. As part of our due diligence, we also conducted smelter outreach on behalf of the CFSI Smelter Engagement Team.

2.	Carried Out Independent Third-Party Audit of Supply Chain Due Diligence

As contemplated by the OECD Guidance, our due diligence program leveraged independent SOR audits, which were undertaken in accordance with the CFSP and other similar programs. Microsoft obtained SOR data from the CFSP Compliant Smelter List through our membership in the CFSI using the Reasonable Country of Origin Inquiry Data for member MSFT. This data was used to support certain statements contained in this CMR. The CFSP Compliant Smelter List is a published list of SORs that have undergone assessment through the CFSP or industry equivalent program (such as Responsible Jewellery Council or London Bullion Market Association (“LBMA”)). Microsoft also participated in CFSI’s Smelter Engagement Team during the 2015 reporting year and we engaged a third party to assist smelters prepare for CFSP audits.

3.	Reported on Supply Chain Due Diligence

Microsoft’s Responsible Sourcing of Raw Materials policy and other responsible sourcing documents are available on our external website. We have filed our CMR, required by the Rule, with the SEC and we have posted it on our external Responsible Sourcing website. These disclosures meet the fifth step of the five-step OECD Guidance.

IV.	SOR INFORMATION

A.	3TG Processing Facilities

Microsoft has made a reasonable good faith effort to collect and evaluate information concerning 3TG SORs based on data provided by our in-scope suppliers. The vast majority of our in-scope suppliers provided data at a company or divisional level or otherwise were unable to identify specific entities that had processed 3TGs contained in the materials, components, or products supplied to us. This was expected given the multiple tiers of supply chain actors that are positioned between our in-scope suppliers and 3TG SORs.

Our supplier survey data revealed 19,568 potential 3TG SORs in the Microsoft supply chain. We validated the data by removing duplicate SORs, reconciling multiple SOR names for a single entity, and eliminating otherwise invalid SOR names. This process reduced the list to 688 entities. Of this list, 226 SORs were unknown to CFSI (but are being investigated by CFSI members) and another 160 SORs were confirmed as misidentified and/or were not actual SORs. After removing those entities, 302 SORs remained.

The Figures below provide a visual depiction of the SORs identified in Microsoft’s supply chain by CFSP audit status. Figure 2 categorizes the SORs by audit status and reporting year. Figure 3 categorizes the SORs by 3TG mineral and audit status.

Appendix A to this CMR lists the 302 SORs which, to the extent known, processed 3TGs in Microsoft devices during the 2015 reporting year. Appendix A provides each SOR’s country location, 3TG processed, and CFSP audit status. Appendix A includes several gold SORs which have received the LBMA Responsible Gold Certificate - these are marked with an asterisk.

Table 1 (below) summarizes the conflict mineral status of the 302 SORs that were identified in the Microsoft supply chain.

CFSI defines each audit stage in the following manner:

•	Compliant: SOR has been audited and found to be compliant with the relevant audit protocols;

•	Active: SOR has been engaged but is not yet compliant;

•	In Communication: SOR is not yet active but is in communication with CFSP and/or member company;

•	Outreach Required: SOR is not yet active and outreach is needed by CFSI member companies to encourage SOR participation in CFSP; and

•	TI-CMC Member Company: SOR is a member of the Tungsten Industry – Conflict Mineral Council (“TI-CMC”) and has agreed to undergo an audit within 2 years of joining TI-CMC.

Figure 2. Identified SORs by CFSP Audit Status (2013-2015 Reporting Years)

Figure 3: Identified SORs by 3TG and CFSP Audit Status

Table 1: Summary of CFSP Audit Status of Identified SORs

Number of SORs Identified in Microsoft Supply Chain	Audit Status
213	Compliant
40	Active
17	In Communication
28	Outreach Required
4	TI-CMC
67[3]	LBMA

Figures 4-7 show the geographic distribution of the 302 SORs identified in the Microsoft supply chain by 3TG mineral. The circle size corresponds to the relative number of times our in-scope suppliers identified each 3TG SOR in their completed CMRT form.

Figure 4: Location and Relative Number of Identified SORs by 3TG Mineral (Tin)

3 These 67 LBMA Gold SORs are included in the 302 SORs listed in Appendix A and identified by asterisk.

Figure 5: Location and Relative Number of Identified SORs by 3TG Mineral (Tantalum)

Figure 6: Location and Relative Number of Identified SORs by 3TG Mineral (Tungsten)

Figure 7: Location and Relative Number of Identified SORs by 3TG Mineral (Gold)

B.	3TG Countries of Origin

Countries of origin for the 3TGs that were identified by our CFSP-compliant SORs include: Argentina, Angola, Australia, Austria, Belgium, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, Thailand, Uganda, United Kingdom, United States of America, Vietnam, Zambia, and Zimbabwe. Other countries of origin identified through additional due diligence included: Armenia, Belarus, Ghana, Guinea, Hong Kong, Italy, Jersey, Kyrgyzstan, Mali, Mexico, Morocco, Niger, Papua New Guinea, Philippines, Poland, Saudi Arabia, Sweden, Tajikistan, Turkey, United Arab Emirates, and Uzbekistan.

Figure 8 provides a graphical presentation of the countries of origin for 3TGs that were identified as being used in the Microsoft supply chain during the 2015 reporting year. Although Covered Countries are listed in Microsoft’s countries of origin list, the SORs located in those countries are CFSP-compliant, verifying that they have been determined by CFSP to source 3TGs in a manner that does not directly or indirectly finance or benefit armed groups in a Covered Country. At this time, we have country-of-origin information for CFSP-compliant SORs and countries identified through additional due diligence.

Figure 8: Country-of-Origin Information for SORs Identified in Microsoft’s Supply Chain

For the identified conflict-free SORs for which minerals sourcing information is available from CFSI4:

•	55% process recycled or scrap material.

•	75% are not sourcing from Covered Countries.

•	38 SORs are sourcing from Covered Countries but are CFSP compliant.

C.	3TG Mines or Locations of Origin

Microsoft obtained Reasonable Country of Origin data through our membership in the CFSI using the Reasonable Country of Origin Inquiry Data for member MSFT. We used this data to determine the 3TG country of origin of SORs identified in Microsoft’s supply chain. Microsoft supports the continued refinement and expansion of the list of participating SORs in the CFSP audit program through our membership in CFSI, which oversees the CFSP. We encourage SORs to participate in the CFSP by contacting all non-compliant SORs identified in our supply chain each reporting year. We also require all of our suppliers that reported non-compliant SORs to conduct outreach to those SORs and encourage them to join the CFSP. In addition, we have encouraged other SORs to participate in the CFSP by contacting SORs directly and by engaging in outreach events to encourage greater CFSP participation. We funded a third party to help educate SORs and prepare the SORs for the audit process. We have also offered to visit SORs to facilitate their participation in the CFSP.

4 These numbers include metrics on indirect sourcing that were not included in the 2014 reporting year report as they were made available for the first time this year by CFSI.

V.	IMPROVEMENTS

Microsoft’s key 2015 reporting year accomplishments and improvements are detailed below. Although comparisons to the 2014 reporting year data are of limited utility due to supply chain year-to-year variances in the data pool, this year’s report, which documents our efforts to expand the number of verified conflict-free SORs in our supply chain, demonstrates meaningful progress, including the following improvements:

•	Increased the number of CFSP-compliant SORs identified through our due diligence from 148 to 213 due to enhanced supplier outreach, and maturation of CFSI’s CFSP;

•	Increased supplier response rate from 71% in 2013 and 82% in 2014 to 97% in the 2015 reporting year;

•	Developed early risk identification mechanisms with third party solution provider;

•	Strengthened supplier corrective action process to drive and improve supplier due diligence;

•	Developed new internal operational controls to standardize responsible sourcing, scoping determination, data collection, data validation and reporting;

•	Initiated external review of Microsoft’s conflict minerals program by a third-party audit firm to assess alignment with OECD Guidance and implemented audit recommendations; and

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Enhanced engagement with external organizations, such as Pact, ARM and IRMA that are committed to advancing responsible sourcing on a global basis by developing mining standards and addressing issues such as child labor in the mining industry.

VI.	FUTURE ACTIONS

Microsoft is committed to the sourcing of raw materials in ways that fundamentally support human rights, labor, health and safety, environmental protection, and business ethics in our supply chain. We will continue to improve our ability to identify, assess, and mitigate risks associated with our raw materials sourcing. We will continue to implement our Responsible Sourcing of Raw Materials policy that includes a combination of building cross-industry sector capability, supporting electronics industry efforts, implementing region-specific programs such as working toward the use of conflict-free minerals in our devices and working with in-region expert NGOs that are able to implement community programs that are linguistically and culturally effective. Encouraging SORs to participate in the CFSP will improve our knowledge about the 3TGs in our raw material supply chain and we will continue to encourage CFSP participation.

Microsoft is aware of concerns that have been raised regarding the Rule’s possible unintended negative consequences for local communities. Microsoft is committed to complying with the OECD Guidance and the Rule in such a way that mitigates such concerns through implementation of our Responsible Sourcing of Raw Materials program, which is a holistic program that extends beyond the geographic limitations and the scope of the Rule. Consistent with our commitments, we intend to take the following steps to continuously improve our responsible sourcing of raw materials due diligence efforts:

•	Continue to refine and improve internal procedures and processes to enhance alignment with the OECD Guidance, including Microsoft’s supplier escalation process and supplier audit procedures;

•	Increase Microsoft’s level of engagement with suppliers by holding supplier forums, webinars, and providing resources;

•	Continue to refine supplier data by conducting outreach where reported data is incomplete or uncertain;

•	Enhance our usage of software tools and technology for improved tracking, evaluating and storing of supplier 3TG due diligence data;

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Strengthen engagement with relevant industry groups and external stakeholders to define and improve best practices and build supplier and SOR capabilities (including encouraging SORs to become CSFP compliant);

•	Continue active participation in the CFSI Smelter Engagement Team, which seeks to bring non-compliant SORs into the CFSP; and

•	Continue our engagement with organizations like IRMA, ARM, and Pact to establish global responsible sourcing standards and programs in the mineral supply chain

APPENDIX A

Conflict Mineral Status of Identified SORs1

This Appendix lists the 302 SORs which, to the extent known, processed 3TGs that were used to manufacture Microsoft devices during the 2015 reporting year. The SORs are listed by their audit status, 3TG processed, and country location. Appendix A includes several gold SORs which have received the LBMA Responsible Gold Certificate - these are marked with an asterisk.

#	SOR Name	Conflict Free Audit Status	Metal	Country
1	Aida Chemical Industries Co., Ltd.	Compliant	Gold	JAPAN
2	Allgemeine Gold-und Silberscheideanstalt A.G.*	Compliant	Gold	GERMANY
3	AngloGold Ashanti Córrego do Sĺtio Mineração*	Compliant	Gold	BRAZIL
4	Argor-Heraeus S.A.*	Compliant	Gold	SWITZERLAND
5	Asahi Pretec Corp.*	Compliant	Gold	JAPAN
6	Asahi Refining Canada Ltd.*	Compliant	Gold	CANADA
7	Asahi Refining USA Inc.*	Compliant	Gold	UNITED STATES
8	Asaka Riken Co., Ltd.	Compliant	Gold	JAPAN
9	Aurubis AG*	Compliant	Gold	GERMANY
10	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Compliant	Gold	PHILIPPINES
11	Boliden AB*	Compliant	Gold	SWEDEN
12	C. Hafner GmbH + Co. KG*	Compliant	Gold	GERMANY
13	CCR Refinery - Glencore Canada Corporation*	Compliant	Gold	CANADA
14	Chimet S.p.A.*	Compliant	Gold	ITALY
15	DODUCO GmbH	Compliant	Gold	GERMANY
16	Dowa	Compliant	Gold	JAPAN
17	Eco-System Recycling Co., Ltd.	Compliant	Gold	JAPAN
18	Elemetal Refining, LLC	Compliant	Gold	UNITED STATES
19	Emirates Gold DMCC*	Compliant	Gold	UNITED ARAB EMIRATES
20	Heimerle + Meule GmbH	Compliant	Gold	GERMANY
21	Heraeus Ltd. Hong Kong*	Compliant	Gold	CHINA
22	Heraeus Precious Metals GmbH & Co. KG*	Compliant	Gold	GERMANY
23	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	Compliant	Gold	CHINA
24	Ishifuku Metal Industry Co., Ltd.*	Compliant	Gold	JAPAN
25	Istanbul Gold Refinery*	Compliant	Gold	TURKEY
26	Japan Mint*	Compliant	Gold	JAPAN
27	Jiangxi Copper Co., Ltd.*	Compliant	Gold	CHINA

1 Data as of April 15, 2016.

#	SOR Name	Conflict Free Audit Status	Metal	Country
28	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*	Compliant	Gold	RUSSIAN FEDERATION
29	JSC Uralelectromed*	Compliant	Gold	RUSSIAN FEDERATION
30	JX Nippon Mining & Metals Co., Ltd.*	Compliant	Gold	JAPAN
31	Kazzinc*	Compliant	Gold	KAZAKHSTAN
32	Kennecott Utah Copper LLC*	Compliant	Gold	UNITED STATES
33	Kojima Chemicals Co., Ltd.	Compliant	Gold	JAPAN
34	LS-NIKKO Copper Inc.*	Compliant	Gold	KOREA, REPUBLIC OF
35	Materion	Compliant	Gold	UNITED STATES
36	Matsuda Sangyo Co., Ltd.*	Compliant	Gold	JAPAN
37	Metalor Technologies (Hong Kong) Ltd.*	Compliant	Gold	CHINA
38	Metalor Technologies (Singapore) Pte., Ltd.*	Compliant	Gold	SINGAPORE
39	Metalor Technologies S.A.*	Compliant	Gold	SWITZERLAND
40	Metalor USA Refining Corporation*	Compliant	Gold	UNITED STATES
41	Metalúrgica Met-Mex Peñoles S.A. De C.V.*	Compliant	Gold	MEXICO
42	Mitsubishi Materials Corporation*	Compliant	Gold	JAPAN
43	Mitsui Mining and Smelting Co., Ltd.*	Compliant	Gold	JAPAN
44	MMTC-PAMP India Pvt., Ltd.*	Compliant	Gold	INDIA
45	Moscow Special Alloys Processing Plant*	Compliant	Gold	RUSSIAN FEDERATION
46	Nadir Metal Rafineri San. Ve Tic. A.Ş.*	Compliant	Gold	TURKEY
47	Nihon Material Co., Ltd.*	Compliant	Gold	JAPAN
48	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Compliant	Gold	AUSTRIA
49	Ohura Precious Metal Industry Co., Ltd.	Compliant	Gold	JAPAN
50	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)*	Compliant	Gold	RUSSIAN FEDERATION
51	OJSC Novosibirsk Refinery*	Compliant	Gold	RUSSIAN FEDERATION
52	PAMP S.A.*	Compliant	Gold	SWITZERLAND
53	Prioksky Plant of Non-Ferrous Metals*	Compliant	Gold	RUSSIAN FEDERATION
54	PT Aneka Tambang (Persero) Tbk*	Compliant	Gold	INDONESIA
55	PX Précinox S.A.*	Compliant	Gold	SWITZERLAND
56	Rand Refinery (Pty) Ltd.*	Compliant	Gold	SOUTH AFRICA
57	Republic Metals Corporation	Compliant	Gold	UNITED STATES
58	Royal Canadian Mint*	Compliant	Gold	CANADA
59	Schone Edelmetaal B.V.*	Compliant	Gold	NETHERLANDS
60	SEMPSA Joyerĺa Platerĺa S.A.*	Compliant	Gold	SPAIN
61	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	Compliant	Gold	CHINA
62	Sichuan Tianze Precious Metals Co., Ltd.*	Compliant	Gold	CHINA

#	SOR Name	Conflict Free Audit Status	Metal	Country
63	Singway Technology Co., Ltd.	Compliant	Gold	TAIWAN
64	SOE Shyolkovsky Factory of Secondary Precious Metals*	Compliant	Gold	RUSSIAN FEDERATION
65	Solar Applied Materials Technology Corp.*	Compliant	Gold	TAIWAN
66	Sumitomo Metal Mining Co., Ltd.*	Compliant	Gold	JAPAN
67	T.C.A S.p.A*	Compliant	Gold	ITALY
68	Tanaka Kikinzoku Kogyo K.K.*	Compliant	Gold	JAPAN
69	The Refinery of Shandong Gold Mining Co., Ltd.*	Compliant	Gold	CHINA
70	Tokuriki Honten Co., Ltd.*	Compliant	Gold	JAPAN
71	Umicore Brasil Ltda.*	Compliant	Gold	BRAZIL
72	Umicore Precious Metals Thailand	Compliant	Gold	THAILAND
73	Umicore S.A. Business Unit Precious Metals Refining*	Compliant	Gold	BELGIUM
74	United Precious Metal Refining, Inc.	Compliant	Gold	UNITED STATES
75	Valcambi S.A.*	Compliant	Gold	SWITZERLAND
76	Western Australian Mint trading as The Perth Mint*	Compliant	Gold	AUSTRALIA
77	Yamamoto Precious Metal Co., Ltd.	Compliant	Gold	JAPAN
78	Yokohama Metal Co., Ltd.	Compliant	Gold	JAPAN
79	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	Compliant	Gold	CHINA
80	Zijin Mining Group Co., Ltd. Gold Refinery*	Compliant	Gold	CHINA
81	Advanced Chemical Company	Active	Gold	UNITED STATES
82	Almalyk Mining and Metallurgical Complex (AMMC)*	Active	Gold	UZBEKISTAN
83	Cendres + Métaux S.A.	Active	Gold	SWITZERLAND
84	Daejin Indus Co., Ltd.	Active	Gold	KOREA, REPUBLIC OF
85	DSC (Do Sung Corporation)	Active	Gold	KOREA, REPUBLIC OF
86	Faggi Enrico S.p.A.	Active	Gold	ITALY
87	Geib Refining Corporation	Active	Gold	UNITED STATES
88	KGHM Polska Miedź Spółka Akcyjna	Active	Gold	POLAND
89	Korea Zinc Co., Ltd.	Active	Gold	KOREA, REPUBLIC OF
90	Metalor Technologies (Suzhou) Ltd.	Active	Gold	CHINA
91	Navoi Mining and Metallurgical Combinat*	Active	Gold	UZBEKISTAN
92	Samduck Precious Metals	Active	Gold	KOREA, REPUBLIC OF
93	SAXONIA Edelmetalle GmbH	Active	Gold	GERMANY
94	Torecom	Active	Gold	KOREA, REPUBLIC OF
95	WIELAND Edelmetalle GmbH	Active	Gold	GERMANY
96	Caridad	In Communication	Gold	MEXICO

#	SOR Name	Conflict Free Audit Status	Metal	Country
97	Chugai Mining	In Communication	Gold	JAPAN
98	Daye Non-Ferrous Metals Mining Ltd.	In Communication	Gold	CHINA
99	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	In Communication	Gold	CHINA
100	Hunan Chenzhou Mining Co., Ltd.	In Communication	Gold	CHINA
101	Hwasung CJ Co., Ltd.	In Communication	Gold	KOREA, REPUBLIC OF
102	Kazakhmys Smelting LLC	In Communication	Gold	KAZAKHSTAN
103	Korea Metal Co., Ltd.	In Communication	Gold	KOREA, REPUBLIC OF
104	Morris and Watson	In Communication	Gold	NEW ZEALAND
105	Remondis Argentia B.V.	In Communication	Gold	NETHERLANDS
106	SAMWON Metals Corp.	In Communication	Gold	KOREA, REPUBLIC OF
107	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	In Communication	Gold	CHINA
108	Al Etihad Gold Refinery DMCC	Outreach Required	Gold	UNITED ARAB EMIRATES
109	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Outreach Required	Gold	TURKEY
110	AURA-II	Outreach Required	Gold	UNITED STATES
111	Gansu Seemine Material Hi-Tech Co., Ltd.	Outreach Required	Gold	CHINA
112	Great Wall Precious Metals Co., Ltd. of CBPM*	Outreach Required	Gold	CHINA
113	Guangdong Jinding Gold Limited	Outreach Required	Gold	CHINA
114	Hangzhou Fuchunjiang Smelting Co., Ltd.	Outreach Required	Gold	CHINA
115	Kaloti Precious Metals	Outreach Required	Gold	UNITED ARAB EMIRATES
116	Kyrgyzaltyn JSC*	Outreach Required	Gold	KYRGYZSTAN
117	L’azurde Company For Jewelry	Outreach Required	Gold	SAUDI ARABIA
118	Lingbao Gold Co., Ltd.	Outreach Required	Gold	CHINA
119	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Outreach Required	Gold	CHINA
120	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Outreach Required	Gold	CHINA
121	Penglai Penggang Gold Industry Co., Ltd.	Outreach Required	Gold	CHINA
122	Sabin Metal Corp.	Outreach Required	Gold	UNITED STATES

#	SOR Name	Conflict Free Audit Status	Metal	Country
123	So Accurate Group, Inc.	Outreach Required	Gold	UNITED STATES
124	Tongling Nonferrous Metals Group Co., Ltd.	Outreach Required	Gold	CHINA
125	Yunnan Copper Industry Co., Ltd.	Outreach Required	Gold	CHINA
126	Changsha South Tantalum Niobium Co., Ltd.	Compliant	Tantalum	CHINA
127	Conghua Tantalum and Niobium Smeltry	Compliant	Tantalum	CHINA
128	D Block Metals, LLC	Compliant	Tantalum	UNITED STATES
129	Duoluoshan	Compliant	Tantalum	CHINA
130	Exotech Inc.	Compliant	Tantalum	UNITED STATES
131	F&X Electro-Materials Ltd.	Compliant	Tantalum	CHINA
132	FIR Metals & Resource Ltd.	Compliant	Tantalum	CHINA
133	Global Advanced Metals Aizu	Compliant	Tantalum	JAPAN
134	Global Advanced Metals Boyertown	Compliant	Tantalum	UNITED STATES
135	Guangdong Zhiyuan New Material Co., Ltd.	Compliant	Tantalum	CHINA
136	H.C. Starck Co., Ltd.	Compliant	Tantalum	THAILAND
137	H.C. Starck GmbH Goslar	Compliant	Tantalum	GERMANY
138	H.C. Starck GmbH Laufenburg	Compliant	Tantalum	GERMANY
139	H.C. Starck Hermsdorf GmbH	Compliant	Tantalum	GERMANY
140	H.C. Starck Inc.	Compliant	Tantalum	UNITED STATES
141	H.C. Starck Ltd.	Compliant	Tantalum	JAPAN
142	H.C. Starck Smelting GmbH & Co. KG	Compliant	Tantalum	GERMANY
143	Hengyang King Xing Lifeng New Materials Co., Ltd.	Compliant	Tantalum	CHINA
144	Hi-Temp Specialty Metals, Inc.	Compliant	Tantalum	UNITED STATES
145	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Compliant	Tantalum	CHINA
146	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Compliant	Tantalum	CHINA
147	Jiujiang Tanbre Co., Ltd.	Compliant	Tantalum	CHINA
148	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Compliant	Tantalum	CHINA
149	KEMET Blue Metals	Compliant	Tantalum	MEXICO
150	KEMET Blue Powder	Compliant	Tantalum	UNITED STATES
151	King-Tan Tantalum Industry Ltd.	Compliant	Tantalum	CHINA
152	LSM Brasil S.A.	Compliant	Tantalum	BRAZIL
153	Metallurgical Products India Pvt., Ltd.	Compliant	Tantalum	INDIA
154	Mineração Taboca S.A.	Compliant	Tantalum	BRAZIL
155	Mitsui Mining & Smelting	Compliant	Tantalum	JAPAN
156	Molycorp Silmet A.S.	Compliant	Tantalum	ESTONIA
157	Ningxia Orient Tantalum Industry Co., Ltd.	Compliant	Tantalum	CHINA
158	Plansee SE Liezen	Compliant	Tantalum	AUSTRIA
159	Plansee SE Reutte	Compliant	Tantalum	AUSTRIA
160	QuantumClean	Compliant	Tantalum	UNITED STATES
161	Resind Indústria e Comércio Ltda.	Compliant	Tantalum	BRAZIL
162	RFH Tantalum Smeltry Co., Ltd.	Compliant	Tantalum	CHINA

#	SOR Name	Conflict Free Audit Status	Metal	Country
163	Solikamsk Magnesium Works OAO	Compliant	Tantalum	RUSSIAN FEDERATION
164	Taki Chemicals	Compliant	Tantalum	JAPAN
165	Telex Metals	Compliant	Tantalum	UNITED STATES
166	Tranzact, Inc.	Compliant	Tantalum	UNITED STATES
167	Ulba Metallurgical Plant JSC	Compliant	Tantalum	KAZAKHSTAN
168	XinXing HaoRong Electronic Material Co., Ltd.	Compliant	Tantalum	CHINA
169	Yichun Jin Yang Rare Metal Co., Ltd.	Compliant	Tantalum	CHINA
170	Zhuzhou Cemented Carbide	Compliant	Tantalum	CHINA
171	Alpha	Compliant	Tin	UNITED STATES
172	China Tin Group Co., Ltd.	Compliant	Tin	CHINA
173	Cooperativa Metalurgica de Rondônia Ltda.	Compliant	Tin	BRAZIL
174	CV Ayi Jaya	Compliant	Tin	INDONESIA
175	CV Gita Pesona	Compliant	Tin	INDONESIA
176	CV Serumpun Sebalai	Compliant	Tin	INDONESIA
177	CV United Smelting	Compliant	Tin	INDONESIA
178	CV Venus Inti Perkasa	Compliant	Tin	INDONESIA
179	Dowa	Compliant	Tin	JAPAN
180	Elmet S.L.U.	Compliant	Tin	SPAIN
181	EM Vinto	Compliant	Tin	BOLIVIA
182	Fenix Metals	Compliant	Tin	POLAND
183	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Compliant	Tin	CHINA
184	Jiangxi Ketai Advanced Material Co., Ltd.	Compliant	Tin	CHINA
185	Magnu’s Minerais Metais e Ligas Ltda.	Compliant	Tin	BRAZIL
186	Malaysia Smelting Corporation (MSC)	Compliant	Tin	MALAYSIA
187	Melt Metais e Ligas S.A.	Compliant	Tin	BRAZIL
188	Metallic Resources, Inc.	Compliant	Tin	UNITED STATES
189	Metallo-Chimique N.V.	Compliant	Tin	BELGIUM
190	Mineração Taboca S.A.	Compliant	Tin	BRAZIL
191	Minsur	Compliant	Tin	PERU
192	Mitsubishi Materials Corporation	Compliant	Tin	JAPAN
193	O.M. Manufacturing (Thailand) Co., Ltd.	Compliant	Tin	THAILAND
194	O.M. Manufacturing Philippines, Inc.	Compliant	Tin	PHILIPPINES
195	Operaciones Metalurgical S.A.	Compliant	Tin	BOLIVIA
196	PT Aries Kencana Sejahtera	Compliant	Tin	INDONESIA
197	PT Artha Cipta Langgeng	Compliant	Tin	INDONESIA
198	PT ATD Makmur Mandiri Jaya	Compliant	Tin	INDONESIA
199	PT Babel Inti Perkasa	Compliant	Tin	INDONESIA
200	PT Bangka Prima Tin	Compliant	Tin	INDONESIA
201	PT Bangka Tin Industry	Compliant	Tin	INDONESIA
202	PT Belitung Industri Sejahtera	Compliant	Tin	INDONESIA
203	PT BilliTin Makmur Lestari	Compliant	Tin	INDONESIA

#	SOR Name	Conflict Free Audit Status	Metal	Country
204	PT Bukit Timah	Compliant	Tin	INDONESIA
205	PT Cipta Persada Mulia	Compliant	Tin	INDONESIA
206	PT DS Jaya Abadi	Compliant	Tin	INDONESIA
207	PT Eunindo Usaha Mandiri	Compliant	Tin	INDONESIA
208	PT Inti Stania Prima	Compliant	Tin	INDONESIA
209	PT Justindo	Compliant	Tin	INDONESIA
210	PT Mitra Stania Prima	Compliant	Tin	INDONESIA
211	PT Panca Mega Persada	Compliant	Tin	INDONESIA
212	PT Prima Timah Utama	Compliant	Tin	INDONESIA
213	PT Refined Bangka Tin	Compliant	Tin	INDONESIA
214	PT Sariwiguna Binasentosa	Compliant	Tin	INDONESIA
215	PT Stanindo Inti Perkasa	Compliant	Tin	INDONESIA
216	PT Sukses Inti Makmur	Compliant	Tin	INDONESIA
217	PT Sumber Jaya Indah	Compliant	Tin	INDONESIA
218	PT Timah (Persero) Tbk Kundur	Compliant	Tin	INDONESIA
219	PT Timah (Persero) Tbk Mentok	Compliant	Tin	INDONESIA
220	PT Tinindo Inter Nusa	Compliant	Tin	INDONESIA
221	PT Tommy Utama	Compliant	Tin	INDONESIA
222	PT Wahana Perkit Jaya	Compliant	Tin	INDONESIA
223	Resind Indústria e Comércio Ltda.	Compliant	Tin	BRAZIL
224	Rui Da Hung	Compliant	Tin	TAIWAN
225	Soft Metais Ltda.	Compliant	Tin	BRAZIL
226	Thaisarco	Compliant	Tin	THAILAND
227	VQB Mineral and Trading Group JSC	Compliant	Tin	VIETNAM
228	White Solder Metalurgia e Mineração Ltda.	Compliant	Tin	BRAZIL
229	Yunnan Tin Company Limited	Compliant	Tin	CHINA
230	An Thai Minerals Co., Ltd.	Active	Tin	VIETNAM
231	An Vinh Joint Stock Mineral Processing Company	Active	Tin	VIETNAM
232	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Active	Tin	CHINA
233	CV Dua Sekawan	Active	Tin	INDONESIA
234	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Active	Tin	VIETNAM
235	Feinhütte Halsbrücke GmbH	Active	Tin	GERMANY
236	Gejiu Fengming Metallurgy Chemical Plant	Active	Tin	CHINA
237	Gejiu Jinye Mineral Company	Active	Tin	CHINA
238	Gejiu Kai Meng Industry and Trade LLC	Active	Tin	CHINA
239	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Active	Tin	CHINA
240	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Active	Tin	VIETNAM
241	Phoenix Metal Ltd.	Active	Tin	RWANDA
242	PT Karimun Mining	Active	Tin	INDONESIA

#	SOR Name	Conflict Free Audit Status	Metal	Country
243	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Active	Tin	VIETNAM
244	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Active	Tin	CHINA
245	Estanho de Rondônia S.A.	In Communication	Tin	BRAZIL
246	Gejiu Zili Mining And Metallurgy Co., Ltd.	In Communication	Tin	CHINA
247	Linwu Xianggui Ore Smelting Co., Ltd.	In Communication	Tin	CHINA
248	CNMC (Guangxi) PGMA Co., Ltd.	Outreach Required	Tin	CHINA
249	Huichang Jinshunda Tin Co., Ltd.	Outreach Required	Tin	CHINA
250	Nankang Nanshan Tin Manufactory Co., Ltd.	Outreach Required	Tin	CHINA
251	PT Alam Lestari Kencana	Outreach Required	Tin	INDONESIA
252	PT Bangka Kudai Tin	Outreach Required	Tin	INDONESIA
253	PT Bangka Timah Utama Sejahtera	Outreach Required	Tin	INDONESIA
254	PT Fang Di MulTindo	Outreach Required	Tin	INDONESIA
255	PT Pelat Timah Nusantara Tbk	Outreach Required	Tin	INDONESIA
256	PT Seirama Tin Investment	Outreach Required	Tin	INDONESIA
257	PT Tirus Putra Mandiri	Outreach Required	Tin	INDONESIA
258	A.L.M.T. TUNGSTEN Corp.	Compliant	Tungsten	JAPAN
259	Asia Tungsten Products Vietnam Ltd.	Compliant	Tungsten	VIETNAM
260	Chenzhou Diamond Tungsten Products Co., Ltd.	Compliant	Tungsten	CHINA
261	Chongyi Zhangyuan Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
262	Fujian Jinxin Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
263	Ganzhou Huaxing Tungsten Products Co., Ltd.	Compliant	Tungsten	CHINA
264	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Compliant	Tungsten	CHINA
265	Ganzhou Seadragon W & Mo Co., Ltd.	Compliant	Tungsten	CHINA
266	Ganzhou Yatai Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
267	Global Tungsten & Powders Corp.	Compliant	Tungsten	UNITED STATES
268	Guangdong Xianglu Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
269	H.C. Starck GmbH	Compliant	Tungsten	GERMANY
270	H.C. Starck Smelting GmbH & Co.KG	Compliant	Tungsten	GERMANY
271	Hunan Chenzhou Mining Co., Ltd.	Compliant	Tungsten	CHINA
272	Hunan Chunchang Nonferrous Metals Co., Ltd.	Compliant	Tungsten	CHINA
273	Hydrometallurg, JSC	Compliant	Tungsten	RUSSIAN FEDERATION
274	Japan New Metals Co., Ltd.	Compliant	Tungsten	JAPAN
275	Jiangxi Gan Bei Tungsten Co., Ltd.	Compliant	Tungsten	CHINA

#	SOR Name	Conflict Free Audit Status	Metal	Country
276	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Compliant	Tungsten	CHINA
277	Kennametal Huntsville	Compliant	Tungsten	UNITED STATES
278	Malipo Haiyu Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
279	Niagara Refining LLC	Compliant	Tungsten	UNITED STATES
280	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Compliant	Tungsten	VIETNAM
281	Tejing (Vietnam) Tungsten Co., Ltd.	Compliant	Tungsten	VIETNAM
282	Vietnam Youngsun Tungsten Industry Co., Ltd.	Compliant	Tungsten	VIETNAM
283	Wolfram Bergbau und Hütten AG	Compliant	Tungsten	AUSTRIA
284	Xiamen Tungsten (H.C.) Co., Ltd.	Compliant	Tungsten	CHINA
285	Xiamen Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
286	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Compliant	Tungsten	CHINA
287	ACL Metais Eireli	Active	Tungsten	BRAZIL
288	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Active	Tungsten	CHINA
289	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	Active	Tungsten	CHINA
290	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Active	Tungsten	CHINA
291	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Active	Tungsten	CHINA
292	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Active	Tungsten	CHINA
293	Jiangxi Yaosheng Tungsten Co., Ltd.	Active	Tungsten	CHINA
294	Kennametal Fallon	Active	Tungsten	UNITED STATES
295	Sanher Tungsten Vietnam Co., Ltd.	Active	Tungsten	VIETNAM
296	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	Active	Tungsten	CHINA
297	Ganxian Shirui New Material Co., Ltd.	In Communication	Tungsten	CHINA
298	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	In Communication	Tungsten	CHINA
299	Dayu Jincheng Tungsten Industry Co., Ltd.	TI-CMC Member Company	Tungsten	CHINA
300	Dayu Weiliang Tungsten Co., Ltd.	TI-CMC Member Company	Tungsten	CHINA
301	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	TI-CMC Member Company	Tungsten	CHINA
302	Pobedit, JSC	TI-CMC Member Company	Tungsten	RUSSIAN FEDERATION